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Pentair, Inc.
Waters Edge Plaza
1500 County Road B2 West
St. Paul, MN 55113-3105
651 636 7920 Tel
651 639 5203 Fax


NEWS RELEASE                       [LOGO]

FOR IMMEDIATE RELEASE
Contact: Evelyn Vida  (651) 639-5229

PENTAIR TO ACQUIRE DEVILBISS AIR POWER COMPANY; TRANSACTION WILL DRIVE PENTAIR REVENUES ABOVE $3 BILLION IN 2000

St. Paul, Minn. - August 13, 1999 - Pentair, Inc. (NYSE: PNR) today announced that it has entered into an agreement to acquire the DeVilbiss Air Power Company of Jackson, Tennessee, for approximately $460 million in cash. A leading manufacturer of air compressors, pressure washers, and generators, DeVilbiss Air Power Company had net sales of approximately $470 million for the 12 months ended June 30, 1999. Pentair, which will finance the purchase through a new $400 million bridge loan facility and its regular lines of credit, expects the acquisition to be accretive to earnings in 1999 and to add significantly to earnings in 2000. Completion of the transaction is targeted for August/September 1999.

         "The acquisition of DeVilbiss Air Power Company will drive sales in Pentair's Professional Tools and Equipment Group to more than $1.5 billion and Pentair's total revenues to well over $3 billion in the year 2000," said Winslow H. Buxton, Pentair chairman, president, and chief executive officer.

         The DeVilbiss Air Power Company agreement is the second significant acquisition announced by Pentair in a little more than three months. On August 10, Pentair completed its acquisition of Essef Corporation, a global producer of products for the water industry that will have 1999 sales of approximately $350 million.

         "DeVilbiss Air Power Company fits exceptionally well with our tools and equipment businesses and gives us the leading position in both the retail air compressor and retail pressure washer markets," said Buxton.

         "We are especially enthusiastic about this acquisition because nearly all the products of DeVilbiss Air Power Company are new to Pentair, while virtually all their customers are already part of our extensive customer base," Buxton said. "With the addition of these highly respected product lines, we substantially expand our tools and equipment product offerings, increase our ability to meet the broad needs of our customers, and leverage our strength in multiple distribution channels."

                                     (more)


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PENTAIR TO ACQUIRE DEVILBISS AIR POWER COMPANY
AUGUST 13, 1999
PAGE TWO

         DeVilbiss Air Power Company employs approximately 1,300 people in Jackson, Tennessee, and Decatur, Arkansas. Its products are sold under the Ex-Cell, Air America, and Charge Air Pro brands. In addition, DeVilbiss Air Power Company manufactures products under private label arrangements.

         "We see many sales and operating synergies among DeVilbiss Air Power Company and our existing businesses," said James A. White, president of Pentair's Professional Tools and Equipment Group. "For example, both DeVilbiss Air Power Company and our Porter-Cable tool business have headquarters, manufacturing, and distribution centers in Jackson, Tennessee.

         "And, as previously announced," White added, "our Delta International Machinery Corp. will combine its headquarters and distribution center with Porter-Cable in Jackson in the first quarter of 2000. Operating these businesses from one city will increase our ability to take advantage of distribution, manufacturing, and administrative synergies. We will be able to coordinate our activities to better serve our customers and manage costs."

         J.P. Morgan & Co. provided a fairness opinion to the Pentair Board of Directors in connection with the DeVilbiss Air Power Company acquisition.

         A Pentair shelf registration statement for up to $700 million of debt and/or equity securities became effective August 5, 1999. Pentair intends to maintain financial flexibility consistent with an investment-grade profile.

         Pentair (http://www.pentair.com) is a diversified manufacturer operating in three principal markets: professional tools and equipment, water and fluid technologies, and electrical and electronic enclosures. Pentair brands include Delta woodworking machinery; Porter-Cable power tools; Myers, Fairbanks Morse, Aurora, and Hydromatic pumps; Fleck water conditioning control valves; WellMate composite pressure vessels; Pac-Fab pool and spa equipment; Century, Solar, and Lincoln service equipment; Lincoln Industrial lubrication systems; and Hoffman and Schroff enclosures. Pentair employs 11,000 people in more than 50 locations around the world, and had 1998 sales of $1.9 billion.

         Any statements made about the company's anticipated financial results are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report on Form 10K for the year ended December 31, 1998. Actual results may differ materially from anticipated results.

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